News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
Second Quarter 2015 Results

McKinney, TX, July 27, 2015 Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2015, net income was $1.00 per share, compared with $0.98 per share for the year-ago quarter. Net operating income for the quarter was $1.05 per share, compared with $1.02 per share for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	ROE (excluding net unrealized gains on fixed maturities) was 14.7%.

•	Net life sales at American Income increased 13% over the year-ago quarter.

•	Family Heritage average agent count increased 27% over the year-ago quarter.

•	1.5 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended			Quarter Ended
	June 30,			June 30,
	2015	2014	% Chg.	2015	2014	% Chg.
Insurance underwriting income*	$1.19	$1.17	2	$151.2	$155.6	(3)
Excess investment income*	0.45	0.43	5	57.1	57.2	—
Parent company expense	(0.02)	(0.02)		(2.3)	(2.3)
Income tax	(0.53)	(0.52)	2	(67.4)	(68.7)	(2)
Stock option expense, net of tax	(0.04)	(0.04)		(5.1)	(5.8)
Net operating income	$1.05	$1.02	3	$133.5	$136.0	(2)

Reconciling items, net of tax:
Realized gains on investments	0.01	—		1.7	0.4
Medicare Part D adjustment	(0.06)	(0.03)		(8.0)	(3.6)
Administrative settlements	—	(0.01)		—	(2.0)
Legal Settlements	—	—		—	0.1
Net income	$1.00	$0.98		$127.1	$130.9

Weighted average diluted shares outstanding (000)	127,440	133,315

* See definitions in the following sections and in the Torchmark 2014 SEC Form 10-K.
Note: Tables in this news release may not foot due to rounding.

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	June 30,		June 30,		June 30,
	2015	2014	2015	2014	2015	2014
Net income as a ROE***					10.7%	12.7%
Net operating income as a ROE	14.7%	15.4%
Shareholders' equity	$3,668	$3,592	$638	$917	$4,306	$4,509
Book value per share	$28.91	$27.02	$5.03	$6.91	$33.94	$33.93

**	Accounting rules set forth in ASC 820 require a revaluation adjustment to record fixed maturities classified as available for sale at fair value rather than at amortized cost.

***	ROE is calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS – comparing the second quarter 2015 with second quarter 2014:

Life insurance accounted for 71% of the Company’s insurance underwriting margin for the quarter and 63% of total premium revenue.

Health insurance accounted for 26% of Torchmark’s insurance underwriting margin for the quarter and 28% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 9% of total premium revenue.

Net sales of life insurance increased 6%, while net health sales increased 8%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended	Quarter Ended	% Chg.
	June 30, 2015	June 30, 2014
Life insurance	$520.0	$492.0	6
Health insurance	232.4	215.1	8
Medicare Part D	75.4	85.0	(11)
Annuity	—	0.1
Total	$827.8	$792.1	5

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health, Medicare Part D and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, Medicare Part D and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended	% of Premium	Quarter Ended	% of Premium	% Chg.
	June 30, 2015		June 30, 2014
Insurance underwriting margins:
Life	$139.4	27	$140.7	29	(1)
Health	51.6	22	49.8	23	4
Medicare Part D	5.2	7	8.6	10	(40)
Annuity	1.1		1.1
	197.3		200.2		(1)
Other income	0.7		0.7
Administrative expenses	(46.9)		(45.4)
Insurance underwriting income	$151.2		$155.6
Per share	$1.19		$1.17

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($73 million), on premium revenue of $227 million. Life premiums of $207 million were up 9% and life insurance underwriting margin of $64 million was up 6%. As a percentage of life premium, life underwriting margin was 31%, down from 32% but the highest of the major life distribution channels at Torchmark. The average producing agent count during the quarter was 6,603, up 15% from a year ago, and up 5% from the first quarter. The producing agent count at the end of the second quarter was 6,516. Net life sales were $50 million, up 13%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($40 million), on premium revenue of $206 million. Life premiums of $188 million were up 7% and the life underwriting margin was $37 million, down 16%. As a percentage of life premium, life underwriting margin was 20%, down from 25%. Net life sales were $45 million, approximately the same as the year-ago quarter.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($31 million), on premium revenue of $121 million. Life premiums of $68 million were approximately the same as the year-ago quarter and life underwriting margin was $18 million, down 3% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 26%, down from 27%. Net life sales for the LNL Agency were $9 million, up 6%.

LNL Agency was Torchmark's second leading contributor to health underwriting margin ($13 million), on health premiums of $53 million. Health underwriting margin as a percentage of health premiums was 24%, up from 23%. Net health sales for the LNL Agency were $4 million, up 4%.

LNL Agency’s average producing agent count during the quarter was 1,550, up 4% over a year ago, and up 6% from the first quarter. The producing agent count at the end of the second quarter was 1,550.

Family Heritage Agency was Torchmark’s third leading contributor to health underwriting margin ($11 million) on health premiums of $55 million. Health underwriting margin as a percentage of health premium was 20%, same as the year-ago quarter. The average producing agent count during the quarter was 960, up 27% from a year-ago and up 22% from the first quarter. The producing agent count at the end of the quarter was 969. Net health sales were $13 million, up 4%.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($16 million), on health premiums of $88 million. Health underwriting margin as a percentage of premiums was 19%, same as the year-ago quarter. Net health sales were $10 million, up 12%. Excluding the group business, net health sales grew 21%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. Second quarter 2015 premium revenue was $75 million, down 11%. Underwriting margin for second quarter 2015 was $5 million, down from $9 million. Net sales were $11 million, compared to $20 million in the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary included in this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investors page at Financial Reports.

Administrative Expenses were $47 million, up 3% from the year-ago quarter. The ratio of administrative expenses to premium was approximately 5.7%, same as the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the second quarter 2015 with the second quarter 2014:
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended
	June 30,
	(dollars in millions, except per share data)
	2015	2014	% Chg.
Net investment income	$194.8	$189.9	3
Required interest:
Interest on net policy liabilities	(118.6)	(113.6)	4
Interest on debt	(19.1)	(19.0)
Total required interest	(137.7)	(132.7)	4
Excess investment income	$57.1	$57.2	—
Per share	$0.45	$0.43	5

Net investment income increased 3%, in line with the 3% increase in average invested assets. Required interest on net policy liabilities increased 4%, in line with the increase in average net policy liabilities of 4%. Interest expense on debt remained flat. The weighted average discount rate for the net policy liabilities was 5.6%, same as the year-ago quarter.

Investment Portfolio
The composition of the investment portfolio at June 30, 2015 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$13,127	96%
Equities	1	—
Policy loans	480	4
Other long-term investments	11	—
Short-term investments	29	—
Total	$13,647	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$10,471	$399	$10,870
Redeemable preferred stock:
U.S.	308	116	424
Foreign	55	—	55
Municipal	1,299	—	1,299
Government-sponsored enterprises	295	—	295
Government and agencies	97	—	97
Collateralized debt obligations	—	65	65
Residential mortgage-backed securities	5	—	5
Other asset-backed securities	17	—	17
Total	$12,547	$580	$13,127

The market value of Torchmark’s fixed maturity portfolio was $14.1 billion; $1.0 billion higher than amortized cost of $13.1 billion. The $1.0 billion of net unrealized gains compares to $1.9 billion at March 31, 2015. Net unrealized gains were comprised of gross unrealized gains of $1.3 billion and gross unrealized losses of $256 million.

Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 96% of fixed maturities (also 96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.85% during the second quarter of 2015, compared to 5.92% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $250 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	June 30,
	2015	2014
Average annual effective yield	4.7%	4.7%
Average rating	A-	BBB
Average life (in years) to:
Next call	28.8	20.9
Maturity	30.5	21.2

SHARE REPURCHASE - during the quarter ended June 30, 2015:

During the quarter, the Company repurchased 1.5 million shares of Torchmark Corporation common stock at a total cost of $86.3 million at an average share price of $56.93.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $68 million of liquid assets at June 30, 2015.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2015:

Torchmark projects that for the year ending December 31, 2015, net operating income per share will be in a range of $4.18 to $4.28. The midpoint of $4.23 is $.05 lower than previous guidance due to higher than expected direct response benefits expense.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2014, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its second quarter 2015 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, July 28, 2015. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com